Exhibit 5.1

Baker & Hostetler LLP

811 Main Street
Suite 1100
Houston, TX 77002-6111

T 713.751.1600
F 713.751.1717
www.bakerlaw.com

December 14, 2017

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:

We have acted as counsel for Denbury Resources Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended, the “Registration Statement”), being filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rules 415 and 462(e) under the Securities Act. The Registration Statement relates to the offer and sale of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by certain stockholders of the Company (the “Selling Stockholders”) to be named in one or more prospectus supplements (each, a “Prospectus Supplement”) to the prospectus dated December 14, 2017 (the “Prospectus”) included in the Registration Statement. The Shares may be offered and sold from time to time, on a delayed or continuous basis, by the Selling Stockholders pursuant to Rule 415 under the Securities Act in amounts and on terms that will be included in a Prospectus Supplement.

We have examined such documents and such matters of fact and law as we deem necessary or appropriate to enable us to render the opinions contained herein, including the Registration Statement and the Prospectus. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers of the Company.

For purposes of this opinion, we have assumed the Registration Statement will be automatically effective upon filing with the Commission in compliance with the Securities Act and the rules and regulations thereunder and will remain effective at the time of any offers and sales of Shares thereunder, and a Prospectus Supplement with respect to the sale of any Shares to be offered and sold thereunder shall have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder. With respect to any Shares that may be included in a Prospectus Supplement that are not outstanding on the date hereof, we have assumed that:

(a)the Company’s Board of Directors or a duly authorized committee thereof shall have authorized the issuance of such Shares by all necessary corporate action;

(b)at the time of the issuance of such Shares, a sufficient number of shares of Common Stock is authorized and available for issuance pursuant to the Company’s Second Restated Certificate of Incorporation, as then amended; and

(c)the Company will have received at the time of issuance of such Shares consideration in an amount not less than the aggregate par value thereof.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares are, or when issued will be, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP